Exhibit 5.1

Your Ref:		Please Respond To:	Mike Edwards
Our Ref:	26411.0030/61997651	Direct Dial:	+44 1624 638375
Tel No:	+44 1624 638300	Email:	mike.edwards@cains.com
Fax No:	+44 1624 638333

Eros International PLC First Names House Victoria Road Douglas Isle of Man IM2 4DF British Isles	17 September 2018

Dear Sirs,

The registration (the “Registration”) by Eros International PLC (the “Company”) of 3,111,088 A Ordinary Shares of £0.30 each (the “Shares”)

Preliminary

1.	We are a firm of advocates practising the laws of the Isle of Man and are qualified to give you this legal opinion under Isle of Man law.

Documents Examined

2.	For the purposes of this legal opinion, we have examined and relied upon copies of the following documents:

2.1	a final form registration statement on Form F-3, issued by the Company in respect of the Registration including a prospectus (the “Registration Statement”);

2.2	the A Ordinary Shares register of the Company received from First Names (Isle of Man) Limited on 12 September 2018 (the “Register”);

2.3	the Memorandum and Articles of Association of the Company appearing on the file of the Company maintained by the Registrar of Companies appointed pursuant to the Companies Act 2006 on 14 September 2018; and

2.4	the minutes of a meeting of the board of directors of the Company held on 19 February 2018 (the “Board Minutes”).

In this legal opinion, “non-assessable” means that the subscription price for which the Company agreed to issue a Share, has been paid in full to the Company so that no further sum is payable to the Company by any holder of that Share in respect of the subscription price and the holder of that Share is not liable, solely because of its holder status, for additional assessments or calls on the Share by the Company or its creditors.

Isle of Man Law

3.	We have not investigated the laws of any jurisdiction other than the Isle of Man and this opinion is given only with respect to the currently applicable laws of the Isle of Man and is given on the basis that it will be governed by and construed in accordance with such laws.

Assumptions

4.       For the purposes of giving this legal opinion, we have assumed:

4.1	the genuineness of all signatures; the capacity of all signatories; the authenticity and completeness of all documents submitted to us as originals; the conformity with original documents and completeness of all documents submitted to us as copies; and the correctness of all facts stated in the Registration Statement;

4.2	that no provisions of the laws of any jurisdiction outside the Isle of Man would be contravened by the issue of the Registration Statement, the Shares or the performance by the Company of its obligations;

4.3	that, insofar as any obligation under the Registration Statement falls to be performed in any jurisdiction outside the Isle of Man, its performance would not be unlawful by virtue of the laws of that jurisdiction;

4.4	that no laws (other than of the Isle of Man) which may apply with respect to the Registration Statement, the Shares or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated herein;

4.5	that all filings, recordals, publications, notifications and registrations as are necessary to permit the issue of the Registration Statement and the Shares or for the purposes of protecting or preserving any rights, duties, obligations or interests or as may be required to permit the performance thereof by any person have been or will be made or obtained within the time permitted, or will have been made or obtained within the time permitted, in all jurisdictions other than the Isle of Man;

4.6	that all necessary consents or approvals of, and all necessary registrations, filings, submissions or other action by or with, any regulatory authority or any other person or entity outside the Isle of Man have been or will be obtained, performed or taken in relation to the issue of the Registration Statement and the Shares;

4.7	that, as at the Search Date, the file maintained by the Registrar in relation to the Company accurately and completely recorded and reflected all resolutions passed and other actions or events in relation to the Company which give rise to an obligation on the part of the Company or any other party to deliver forms or documents to the Registrar;

4.8	that the resolutions set out in the Board Minutes were duly passed at a properly convened and held meeting of duly appointed directors of the Company at which all such directors declared their interests in the transaction or transactions under consideration as required by law and/or by the Company’s Articles of Association and that such resolutions have not been varied, amended or revoked and remain in full force and effect at the date of this legal opinion;

4.9	that, prior to issue, the entry into any relevant documents in connection with the Shares (the “Relevant Documents”) were duly, appropriately and comprehensively approved by the board of directors of the Company at a properly convened and held meeting of duly appointed directors of the Company at which all such directors declared their interests in the transaction or transactions under consideration as required by law and/or by the Company’s Articles of Association;

4.10	the correctness of all matters set out in the Register; and

4.11	that, when the Shares were issued, the total number of A Ordinary Shares which would result therefrom will not exceed the existing share capital available for issue as described in paragraph 5.1.

Opinions

5.	On the basis of the foregoing, we are of the opinion that:

5.1	As at the date of this legal opinion, the share capital of the Company available for issue is £30,000,000 divided into 100,000,000 shares designated as either A Ordinary Shares or B Ordinary Shares. The maximum number of B Ordinary Shares which may be issued is 27,216,886.

5.2	The Shares have been duly created and their issue and allotment has been duly authorised.

5.3	According to the Register, the Shares have been legally issued and are fully paid and non-assessable.

5.4	The statements contained in the section of the Registration Statement entitled “Description of A Ordinary Shares”, insofar as these statements relate to the laws of the Isle of Man or matters governed by Isle of Man law (and to no other matters whatsoever) at the date of the Registration Statement and at the time and date of delivery of this legal opinion, are accurate in all material respects.

Consent

6.1	This opinion is addressed to the Company in connection with the registration of the Shares under the Securities Act.

6.2	We consent to the filing of a copy of this legal opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal Matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully,

Cains Advocates Limited